EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
TheStreet, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (TheStreet, Inc. 2007 Performance Incentive Plan) of TheStreet, Inc. and subsidiaries of our reports dated March 7, 2012, with respect to the consolidated balance sheets of TheStreet, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of TheStreet, Inc.

/s/ KPMG LLP

New York, New York
November 16, 2012